Exhibit 99(p)(2)

BlueBay Asset Management Ltd
Code of Ethics

Introduction

This Code of Ethics sets forth the policies and procedures of BlueBay Asset Management Ltd (“BlueBay”) regarding business ethics, conflicts of interest and personal account dealing. The conduct of Employees (as defined below) both inside and outside BlueBay must recognize that BlueBay’s clients always come first and that such individual must avoid any abuse of his or her position of trust and responsibility. Each employee is expected to adhere to the highest standards of professional and ethical conduct and must avoid any situation that may give rise to an actual or potential conflict of interest, or the appearance of a conflict, with a client’s interests.

Regulators have also made it clear that firms which demonstrate ethical behaviour will enjoy a better regulatory relationship. It is critical that employees follow not only the letter of the law, but also the spirit of the law. In the absence of a specific regulation, staff should always act ethically and in accordance with BlueBay’s Code of Ethics and also the Code of Conduct of Royal Bank of Canada (“RBC”). All Employees (as defined below) are required to report any violations of the BlueBay Code of Ethics promptly to the Compliance Officer.

Failure to comply with these policies and procedures may subject an employee to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and internal disciplinary actions, including dismissal from employment for cause. In the event of dismissal for cause, an employee may lose certain benefits from BlueBay and/or under applicable unemployment insurance laws. BlueBay will investigate any matter for which the facts suggest that the Code of Ethics may have been violated.

The reputation of BlueBay is critical to ensure the confidence of its clients.

I Code of Ethics

BlueBay’s Code of Ethics requires you to:

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act with integrity, competence, diligence, respect and in an ethical manner with clients/investors, prospective clients/investors, and all other persons with whom you deal in the course of your business activities;

•	place the interests of clients/investors above your own personal interests;

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•

use reasonable care and exercise independent and objective professional judgement when carrying out your duties for clients/investors, and prospective clients/investors, and with persons with whom you interact in the course of carrying out your duties;

•	promote the integrity of and uphold the laws and rules governing capital markets and the investment management profession;

•	maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals with whom you interact; and

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ensure that all verbal and written communication, including Bloomberg messages, Bloomberg instant messages, and email messages, are professional and do not include any material that could be regarded as inappropriate or offensive.

Employees are reminded that all Bloomberg messages, Bloomberg instant messages, and email messages received and sent, including those deleted, are permanently stored in archive systems that can be accessed at the request of a regulator.

Compliance with RBC Code of Conduct

The RBC Code of Conduct is based on eight key principles which are as follows:

Principle 1: Upholding The Law

Every RBC company and employee will, at all times, abide by the law and respect its intent in the best interests of our clients, employees and shareholders.

Principle 2: Confidentiality

Clients and employees have a right to privacy and to the security of their personal information. RBC companies and employees will respect and preserve this right.

Principle 3: Fairness

In all our dealings, we strive to treat people fairly, carefully weighing our responsibilities to all stakeholders. Business relationships -- whether cooperative or competitive -- will be pursued freely, fairly and openly.

Principle 4: Corporate Responsibility

It is our duty as a corporate citizen to add value to society while earning a profit for our shareholders. RBC companies take responsibility for the effects of their actions, both social and economic

Principle 5: Honouring Our Trust In You

The funds, property, information and services entrusted to our care belong to RBC companies and their clients alone. Using these assets carelessly, inappropriately, or for personal gain is a violation of this trust.

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Principle 6: Objectivity

The judgments we make as employees will be independent of personal interests arising from other business dealings or obligations created by social relationships or personal favours.

Principle 7: Integrity

Our word is our bond. As representatives of RBC companies, we tell the truth in all our communications and do not mislead by commission or omission.

Principle 8: Individual Responsibility

As responsible women and men, we treat each other with respect. Our working relationships are based on candour, openness and our commitment to empower others rather than to exploit them.

The full RBC Code of Conduct is available on the BlueBay intranet via the HR site.

Compliance with laws, rules and regulations

BlueBay expects you to comply with all laws, rules and regulations applicable to its business. The policies and procedures included in this Code of Ethics as well as BlueBay’s Compliance Policies and Procedures Manual are designed to promote compliance with specific laws and regulations.

You must not engage in any professional conduct involving dishonesty, bribery, fraud, or deceit or commit any act that reflects adversely on the professional reputation, integrity or competence of BlueBay. If you have any concerns that any such acts are proposed or have occurred then you should contact Compliance immediately.

Each employee is required to comply with all applicable laws of the jurisdiction to which the Employee is subject, including but not limited to UK Financial Services Authority (“FSA”) Principles; The Markets in Financial Instruments Directive (“MIFID”); the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title IV of the Gramm-Leach Bliley Act, as amended; the Bank Secrecy Act as it applies to funds and investment advisers; and any rules adopted under any aforementioned regulations.

Independence and objectivity

You must use reasonable care and judgement to achieve and maintain independence and objectivity in your activities. You must not offer, solicit or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise your own or another’s independence and objectivity.

Conflicts of interest

BlueBay is an investment firm which is authorised and regulated by the FSA. Principle 8 of the FSA Rules requires a firm to manage conflicts of interest arising in the course of its business (“Conflicts”). In, addition, as sub-advisor to investment companies, BlueBay’s Conflicts of Interest Policy addresses requirements of Rule 17j-1 under the Investment Company Act of 1940.

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BlueBay has established and implemented this Conflicts of Interest Policy which sets out the most important and/or relevant aspects of the arrangements which BlueBay has put in place to manage potential conflicting interests. The Conflicts of Interest policy is set out below.

Corporate opportunities

You must not take for yourself personally opportunities that are discovered through the use of your position with BlueBay, except with the approval of a member of the BlueBay Management Committee or the Compliance Officer. You owe a duty to BlueBay to advance BlueBay’s legitimate interest when the opportunity to do so arises.

Personal account dealing

You may, from time to time, hold positions in securities held by or traded for clients/investors. No personal account trade should be executed unless it is in accordance with the Personal Account Dealing Policy. The objective of this policy is to minimise the risk of a conflict of interest arising between the interests of individuals and clients/investors in the execution of trade orders.

Business gifts and entertainment

Business gifts and entertainment are provided in a commercial setting to create goodwill and sound working relationships, not to gain unfair advantage. You must never offer, give, provide or accept a gift or entertainment in connection with BlueBay’s business unless it is in accordance with the Gifts and Entertainment Policy. The objective of this policy is to minimise the risk of conflict of interest between the interests of you and clients/investors or other third parties such as suppliers.

Political Contributions

Contributions by BlueBay and/or you to politically connected individuals/entities that may have the ability, in some way, to direct prospective clients/investors to BlueBay, or to influence clients/investors of BlueBay, are strictly prohibited.

If you are considering making a political contribution, directly or indirectly, to any state or local government entity, official, candidate, political party, or political action committee in the United States, you must seek pre-clearance from the Compliance Officer.

You cannot hold a public office if it in any way conflicts with BlueBay’s business.

Charitable Donations

Donations to charities by employees who are in the position to solicit business on behalf of Bluebay and/or by BlueBay with the intention of influencing such charities to become clients is prohibited. In the instance that you wish to make a contribution to a charity in the United States, you should seek pre-clearance from the Compliance Officer.

Confidentiality

You will exercise care in maintaining the confidentiality of any confidential information regarding BlueBay or its clients/investors, except when disclosure is authorised or legally

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mandated. You should consult with Compliance if you believe you have a legal obligation to disclose confidential information.

Confidential information includes non-public information that may be helpful to competitors, or otherwise harmful to BlueBay or its clients/investors, and information regarding the portfolio holdings of clients/investors. The obligation to preserve confidentiality continues after your association with BlueBay ends.

Details of information that may or may not be provided to different parties is given in Disclosure of Information Policy.

Further requirements in respect of confidentiality are given in the BlueBay Asset Management Ltd Employee Handbook.

Fair dealing

You should endeavour to deal fairly with clients/investors, service providers and competitors, and must not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by you to rely on you to disclose the facts truthfully, or improper and unfair dealing. You must not knowingly make any misrepresentation relating to business activities.

Protection and proper use of BlueBay assets

You should endeavour to protect the assets of BlueBay and its clients/investors and pursue their efficient investment in accordance with BlueBay’s business purposes.

The obligation to protect the assets of BlueBay extends to its proprietary information including intellectual property such as trademarks and copyrights, as well as business plans, marketing plans, database, records, and unpublished financial data and reports.

Insider dealing

You should pay particular attention to potential violations of Insider Dealing laws and regulations. Insider dealing is both unethical and illegal and will be dealt with decisively.

You must familiarise yourself with Market Abuse, Insider Dealing and Loan Trading Policy.

Outside Business and Not-for Profit Activities

You are covered by the pre-clearance and reporting requirements for certain business and not-for-profit activities undertaken outside employment with BlueBay (“Outside Activities”).

Your Outside Activities must not reflect adversely on BlueBay, give rise to an actual or apparent conflict of interest, compromise your duties to BlueBay, or restrict BlueBay’s business activities.

Coverage of business activities

The pre-clearance and reporting requirements apply to any outside business activity for which you will be paid and, whether or not you will be paid, any affiliation with any business (other than BlueBay) as a director, officer, advisory board member, general

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partner, owner, consultant, holder of equity interests or holder of any similar position. This will include, but not be limited to, the following examples:

•	accepting a position as a director in an industry-related organisation such as a self-regulatory organisation, an exchange, clearing house or trade association;
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seeking political office, holding elected or appointed political posts, serving on a public or municipal board or similar public body, or serving as an officer of a political campaign committee, in any jurisdiction; and

•	serving as a pension trustee or on the pension committee of a company.

The pre-clearance and reporting requirements do not apply to:

•	activities undertaken at the request of BlueBay in the normal course of a business in which BlueBay is routinely engaged;
•	serving as director on the board of companies in which BlueBay is or may be invested;
•	acting as member of creditors, restructuring, steering or other similar committees associated with companies in which BlueBay is or may be invested;
•	an affiliation with a trade association, professional association, or other such organization related to your position at BlueBay;
•	positions with boards, associations and similar entities of which the sole business is to hold title to and/or manage real property in which you can or do reside; or
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positions within holding companies, trusts or other non-operating entities established solely for the purposes of your or your family’s estate or tax planning or to hold your or your family’s real estate or other investments.

Coverage of not-for-profit activities

Generally pre-clearance and reporting is not required for not-for-profit activities. Pre-clearance and reporting is required if:

•	the not-for-profit entity is a client of the firm;
•	you have been requested to serve in the not-for-profit capacity by a client or supplier of BlueBay; or
•	your service would otherwise present a conflict of interest or the appearance of a conflict of interest.

Pre-clearance of Outside Activities

Prior to taking up an Outside Activity you must obtain pre-clearance from Compliance, who will discuss with BlueBay Management Committee whether the Outside Activity is appropriate, taking into account whether the Outside Activity will:

•	pose a conflict of interest or a reputation risk for BlueBay;
•	present a substantial risk of confusing clients or the public as to the capacity in which an employee is acting;
•	inappropriately influence an employee’s business dealings or otherwise create a conflict vis-à-vis the interests of BlueBay or its clients;
•	involve a substantial time commitment so as to detract from an employee’s ability to perform his or her job responsibilities at BlueBay;
•	involve use of BlueBay client or proprietary information, or BlueBay’s premises or facilities; or
•	create a legal or regulatory risk for BlueBay.

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In general, employees will not be given approval to work for or serve as a director or officer of or adviser to a competitor of BlueBay. Competitors include unrelated financial services companies of any kind, and others engaged in any business BlueBay is involved in, such as asset managers, depository institutions, credit unions, lenders, investment banks, insurers, insurance agencies, securities brokers, dealers, and underwriters.

The Request for Pre-Clearance of Outside Activity Form must be emailed to Compliance.

Reporting of Outside Activities

On joining BlueBay you are required to disclose details of all Outside Activities using the Initial Disclosure of Outside Activities Form. This form must be completed and returned to Compliance within 10 business days of joining BlueBay.

On an annual basis you are required to provide a complete list of Outside Activities as at 31 December in the Annual Disclosure of Outside Activities Form.

Employees are responsible for ensuring that the information provided to Compliance regarding their Outside Activities remains current and accurate. Specifically, employees are responsible for notifying the compliance team of any material changes to Outside Activities.

BlueBay may in its sole discretion withdraw approval for an Outside Activity at any time.

Compliance use of information

All information provided to Compliance will be held on file and treated in strict confidence. Access to the information will be restricted to Compliance, the BlueBay Board of Directors and the BlueBay Management Committee, but may also be disclosed to regulators if required by law, and to consultants, such as suppliers of internal audit services.

II Conflicts of interest

Introduction

BlueBay may on occasion find itself in a position where conflicts of interest will arise. If these conflicts of interest are not properly identified and managed, this could lead to a loss of revenue, reputation damage to BlueBay. Consequently, it is important that conflicts of interest are correctly identified and managed within BlueBay, in accordance with this policy.

All BlueBay staff have a role to play in the identification and control of conflicts of interest and must be scrupulous in avoiding any conflict of interest with regard to BlueBay’s interest. This policy provides information about conflicts and sets out details of how to avoid and manage conflicts.

Key regulatory requirements

FSA Principles also require that a firm must manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

MiFID requires that each Member State ensures that its investment firms:

•	take all reasonable steps to identify conflicts of interest (Article 18);

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•	implement a conflicts of interest policy identifying conflicts of interest (or potential conflicts of interest) (Recital 26 and Article 22);

•	appropriately manage any conflicts of interest (Recital 27 and Article 22);

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maintain records of the investment services/investment activity carried out by, or on behalf of the firm where a conflict of interest entailing a material risk of damage to the interests of one or more clients has arisen or may arise (Article 23);

Definition of Conflict Of Interest

A conflict of interest typically arises where there is an implicit or explicit relationship of trust. Where a person or company can exploit a professional or official capacity for their own benefit or for the company’s benefit, a conflict of interest may be present.

It is important to note that a conflict of interest is possible even where no improper or unethical behaviour occurs.

Common conflicts of interest situations may include, but are not limited to

•	handling of inside information
•	employee trading
•	external directorships and personal outside activities
•	the provision and receipt of gifts and entertainment
•	business activities such as self-dealing, institutional trading and remuneration.

Conflicts of interest may arise, in relation to the investment services provided by BlueBay, in the following circumstances where:

•	BlueBay undertakes fund management activities for other clients;
•	BlueBay acts as agent for a client in relation to trades in which it is also acting as agent for the account of other clients;
•	a director or employee of BlueBay is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of a client;
•	a director or employee of BlueBay is a director of a fund which is managed by BlueBay;
•	a trade is effected in securities in respect of which a director or employee of BlueBay, is contemporaneously trading has either a long or short position;
•	BlueBay may match an order of its client with an order for another client for which it is acting as agent;
•	BlueBay’s interests conflict with the interests of RBC, its shareholder or any affiliated companies; and
•	a trade is effected in securities issued by a client of BlueBay.

In these instances it is important to assess whether the interests of a client (or a group of clients) may be damaged. This is likely to occur if:

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BlueBay (or an Individual, senior executive or officer or controller) is likely to make a financial gain, or avoid a financial loss to the detriment of a client, either through a lost benefit or a financial cost;

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•

BlueBay (or an Individual, senior executive or officer or controller) has an interest in the outcome of a service provided to the client or of a transaction carried out on behalf of the client, which is distinct from the client’s interest and not to their benefit;

•

BlueBay (or an Individual, senior executive or officer or controller) has a financial or other incentive to favour the interest of another party over the interests of the client, or to the detriment of the client;

•	BlueBay (or an Individual, senior executive or officer or controller) carries on or has a significant interest externally in the same business as the client, or is connected to or with the client;

•

BlueBay (or an Individual, senior executive or officer or controller) receives or will receive from a person other than the client an inducement in relation to a service provided to the client, in the form of monies, goods or services, other than the standard commission or fee for that service;

•

Individuals engaged in the approval of the purchase of supplies on behalf of BlueBay are expected to be free of interests or relationships that are actually or potentially unfavourable or detrimental to the best interests of BlueBay. Individuals shall not engage or participate in any commercial transaction involving BlueBay, (including its affiliates, divisions or subsidiaries) in which they have a financial interest; and

•	BlueBay is required to meet its obligations to regulators or other external agencies, and such obligation conflicts with the interest of a client.

Management of conflicts

BlueBay maintains and operates internal organisational and administrative arrangements to prevent or manage Conflicts. Examples include:

•	robust governance arrangements under which key business decisions are taken by the Board of Directors and its appointed committees;
•	embedding of FSA Treating Customers Fairly principles throughout BlueBay’s culture, policies and procedures (as detailed in the Treating Customers Fairly Policy);
•	clearly defined and documented reporting lines and responsibilities;
•	segregation of duties to avoid Conflicts wherever possible;
•	alignment of firm and employee interests with client interests through linking of remuneration to client portfolio performance;
•	portfolio risk management arrangements to monitor levels of risk taking;
•	reporting to senior management of action taken to manage actual Conflicts arising and to minimise the risk of recurrence of the Conflict;
•	contractual obligation on all employees to comply with Compliance and HR policies designed to mitigate Conflicts and to report Conflicts arising;
•	training on regulations, and the policies implemented to promote compliance with those regulations; and
•	recording of potential and actual Conflicts and regular review of the effectiveness of BlueBay’s management of Conflicts.

Conflicts arising from acting for multiple clients

BlueBay has put in place policies to manage Conflicts that may arise when trading for multiple clients, including its:

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•	Order Execution Policy to ensure that all of its clients are provided with “best execution”;
•	Order Allocation Policy to ensure the fair allocation of aggregated orders and trades; and
•	Cross Trade Policy to ensure that such trades are executed at the appropriate market price and in the best interest of both clients.

BlueBay receives management fees for some accounts based upon assets under management and for other accounts based upon its performance in managing the accounts.

While BlueBay may benefit more from above average performance in the performance fee accounts as compared with accounts for which it receives asset based fees, its procedures require the fair and equitable allocation of securities among these accounts.

BlueBay enters into “side letters” with certain investors in the BlueBay funds. Material terms are disclosed to investors in accordance with guidance issued by the Alternative Investment Management Association.

Conflicts between Clients and Employees

BlueBay policies to manage these conflicts include:

•	Personal Account Dealing Policy to ensure that Conflicts between an employee’s trading and trading undertaken on behalf of clients are avoided;
•	Gifts & Entertainment policy to ensure that employees do not accept or give a gift or other benefit that is not justifiable in the circumstances because it gives rise to a potential Conflict;
•	contractual provisions restricting employees from working for any other businesses if there is any risk of a Conflict arising; and
•	remuneration arrangements for portfolio managers that reward both short term and long term performance, and on an individual and on an investment team basis.

Conflicts arising from transacting with affiliates

BlueBay is a subsidiary of RBC, a global financial services company with a number of affiliated entities. RBC group entities may have direct and indirect interests in the financial instruments and markets in which BlueBay invests for its clients and may be used, where permitted by regulation and the client’s contract, to effect transactions with those clients. RBC group entities may act in a variety of roles including those of proprietary trader, broker, underwriter, agent or lender in connection with transactions in which BlueBay’s clients have an interest and will receive remuneration or other benefits in connection with these roles.

BlueBay policies to manage these conflicts include:

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Order Execution Policy requiring that trades with RBC group entities are executed on an arm’s length basis and that BlueBay obtains the best possible result taking into account price, costs, speed, likelihood of execution and settlement, size, nature of the order or any other relevant consideration;

•	Information barriers between BlueBay and RBC designed to ensure that information is not improperly shared among these companies and their employees;
•	The observance of code of ethics and RBC Code of Conduct; and
•	BlueBay does not invest in RBC shares on behalf of its clients.

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Reporting and Disclosure of Conflicts

Any potential conflict of interest that arises in a specific situation or transaction must be disclosed to Compliance and resolved and the action to be taken approved before anyone in BlueBay takes any action. Conflicts of interest may not always be evident, and you should consult with senior management if you are uncertain about any situation and whether a potential conflict of interest may exist.

On disclosure, Compliance will review the circumstances of the potential conflict and will determine whether an actual conflict exists and if so whether there are any reasonable steps that can be taken to manage the conflict. Where a conflict of interest is identified then any action proposed must be approved by a member of the BlueBay Management Committee or the Compliance Officer.

If it is not possible to manage the conflict of interest so that the interests of the client are not harmed, it may be necessary to disclose to the client the nature of the conflict and how or whether a service can be provided or can continue to be provided to the client. All relevant facts must be disclosed to the client in order to allow them to make an informed decision relating to its interests.

If BlueBay does not refrain from acting then the nature of the Conflict will be disclosed to the affected client so that the client may make an informed decision with respect to the services to be provided in the context of which the Conflict arises. It should be noted that conflicts of interest cannot generally be managed simply by means of disclosure and over-reliance on generic disclosure rather than identifying ways of managing the conflict is not permitted.

Record keeping

BlueBay keeps a record of potential conflicts of interest that may arise within the organisation and this shows the types of services and activities it carries out in which a conflict of interest entailing a material risk of damage to the interests of one or more clients has arisen or may arise.

This records will be maintained by the Compliance Department and updated on an ongoing basis and will be kept for six years.

III Personal Account Dealing Policy

Coverage of staff

All Employees which includes any Executive Director, officer, general partner or advisory person, and Connected Persons (together referred to as “Covered Persons”) are required to familiarise themselves and comply with the Personal Account Dealing Policy.

Your Connected Persons will include:

•	your spouse or civil partner or partner considered by national law as equivalent to a spouse;
•	your dependent children and/or step children;
•	any other of your relatives who share your household;
•	any person whose relationship with you is such that you have a direct or indirect material interest in the outcome of the trade, other than a fee or commission for the execution of the trade;

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•	any other person if you have any influence over that person’s investment decisions; and
•	any accounts over which you have power of attorney.

You should consult with Compliance if you are unsure whether a person is a Connected Person.

A Non-Executive Director will be exempted from the Personal Account Dealing Policy based on a determination by the Compliance Officer that the Non-Executive Director is either subject to the code of ethics of another RBC Global Asset Management entity that complies with Rule 204A-1 under the Investment Advisers Act of 1940, or (i) does not have access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund advised or sub-advised by BlueBay or an RBC Global Asset Management entity, and (ii) is not involved in making securities recommendations to clients, and does not have access to such recommendations that are non-public. Non-Executive Directors will provide an initial certification to the Compliance Officer, and at least once annually thereafter, that he or she meets the aforementioned criteria. Non-Executive Directors must immediately notify the Compliance Officer upon any change to the relevant facts and circumstances that formed the basis of the initial determination.

Coverage of securities

All equity, fixed income and derivative securities , consistent with the definition of “security” under Investment Company Act of 1940, under Section 2(a)(36) (“covered securities”), are covered by the pre-clearance, reporting and holding period requirements. In addition, limited offerings, private placements and initial public offerings are also covered by these requirements.

Short positions are permitted, subject to the pre-clearance, reporting and holding period requirements.

Exchange traded funds, investment trusts, open-ended investment companies that are not advised or sub-advised by BlueBay or any BlueBay affiliate, unit trusts, index derivatives, foreign currency, commodities, direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, as well as G7 government bonds and related derivatives are not covered by the Personal Account Dealing Policy.

The treatment of investments in any fund advised or sub-advised by BlueBay (“BlueBay funds,”) or involving a BlueBay affiliate such as RBC Global Asset Management entities (“BlueBay affiliated funds,”) are covered in separate sections of this Code.

Spreadbetting in securities covered by the Personal Account Dealing Policy is prohibited. Spreadbetting in indices is not covered by the Personal Account Dealing Policy.

When trading in derivatives such as options, pre-clearance must be obtained at the point of purchase or sale of the option, and at the point of exercise of any rights acquired with the derivative. Pre-clearance is not required at the point of exercise of any rights by the party to the trade.

If you invest in a regular savings plan, you need to report the details of the plan (account, frequency and amount of payments, securities in which payments are invested) and any subsequent changes to these details, but you do not need to pre-clear or report each periodic investment within the plan.

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Coverage of BlueBay funds

You may invest in BlueBay funds in two ways, firstly where the investment is directed by BlueBay as part of your employment with the firm, including bonus arrangements. These investments are “locked in” for a prescribed period and, during that lock in period, these do not require pre-approval and are not reportable to the Compliance team.

The second way to invest is where you decide to make a personal investment in any BlueBay funds. This will also include personal investment decisions in BlueBay funds that you decide to make in relation to investments that were originally directed by BlueBay once the locked in period has ended and you take over responsibility for the investment decisions related to those assets.

For these personal investments, there is no pre-approval requirement, however Compliance will receive reports of these investments and will maintain records in accordance with regulatory requirements.

Coverage of BlueBay affiliated funds

Investments in BlueBay affiliated funds should be reported to Compliance but do not need to be pre-cleared.

Coverage of trading accounts

The pre-clearance and reporting requirements apply to the covered securities (as detailed above) held in any type of account through which securities may be traded. This includes the following accounts:

•	brokerage accounts;
•	Personal Equity Plans (PEP);
•	Individual Savings Accounts (ISA);
•	Self-Invested Personal Pension (SIPP) schemes;
•	Employment Retirement Account (401k and 403b) schemes; and
•	Individual Retirement Account (IRA) schemes.

Accounts in the name of limited companies set up by contract employees are covered by the pre-clearance and reporting requirements.

Accounts are covered by the pre-clearance and reporting requirements if a Covered Person has discretion over investment transactions within the account. These requirements apply if securities are held in accounts with brokers or other parties who recommend investment transactions to Covered Persons and Covered Persons decide whether or not the transaction is executed.

Securities held in discretionary managed accounts where total discretion over investment transactions is handed over to a broker or bank and Covered Persons do not have any input to investment decisions are not covered by the pre-clearance and reporting requirements. However the existence of these accounts should be disclosed in the Code of Ethics Reporting System.

Pre-clearance of investment clubs

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On joining BlueBay you are required to obtain Compliance approval of any investment clubs of which Covered Persons are a member.

Prior to joining any additional investment club, Covered Persons must obtain pre-clearance from Compliance.

Pre-clearance of transactions

Covered Persons cannot execute transactions if there is any potential for the transaction to work against the interests of BlueBay or its clients. In the event of any potential conflicts of interest, the interests of BlueBay and its clients will prevail. Transactions which might give rise to the appearance of dishonesty or which might call the credibility of BlueBay or its Employees into question are not permitted. If you are aware of a potential conflict of interest you should disclose this to Compliance when requesting clearance.

Prior to executing a transaction Covered Persons must obtain pre-clearance from Compliance through the Code of Ethics Reporting System. Covered Persons will not be permitted to trade covered securities in the following situations:

•	there is an open order for any security issued by the same issuer for a client;
•	any security issued by the same issuer is held in a client account; and/or
•	the issuer of the security is included in the Restricted List which includes issuers in relation to which BlueBay may hold Inside Information.

If BlueBay is holding or trading a security issued by a particular issuer, Covered Persons will not be permitted to trade in different securities issued by the same issuer.

If Compliance gives permission to trade, this is valid for the day on which permission is given together with the following business day. During this period the order must be submitted to the broker or other party executing the trade.

All trades must be placed through the trading desk of the institution which maintains the relevant Covered Person’s brokerage or other securities trading accounts that have been disclosed to Compliance.

If the trade order is not submitted by the end of the business day following the day of approval, a further request for pre-clearance must be submitted to Compliance.

If permission to trade is not given, Covered Persons must not ask any other person to execute the transaction on his/her account or pass any information or opinion to any other person if the Covered Person knows that the other person will trade or encourage some other person to trade.

Compliance staff who are responsible for pre-clearing staff transactions cannot approve their own personal transactions. Another member of Compliance will review and approve or deny any transactions requested by a member of Compliance. The General Counsel will review and approve or deny any transactions requested by the Compliance Officer.

Compliance will consider each request to trade and may refuse permission to trade if there is a perceived potential conflict of interest between the interests of BlueBay, Employees and BlueBay’s clients. The Compliance Officer has ultimate discretion in deciding whether a Covered Person may trade.

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Royal Bank of Canada (RBC) securities

As part of the RBC group, BlueBay is subject to additional restrictions with regards to transactions in RBC securities and these restrictions apply to all Covered Persons. The restrictions that apply are as follows:

•	Short Sales

All Covered Persons are prohibited from selling, directly, or indirectly, RBC securities if they are not owned or have not been fully paid for (a “short sale”).

•	Options

All Covered Persons are prohibited from, directly or indirectly, buying or selling, a call or put in respect of RBC securities.

•	Inside Information

Any employee who possesses inside information about RBC must not trade in RBC Securities until the 2nd business day following the day on which the inside information is made public by RBC press release or other official announcement or until all material information has been disclosed or is no longer material and there is no reasonable prospect of obtaining further inside information.

•	Trading Windows

Transactions are only permitted in RBC securities during open trading window periods as established by RBC senior management. Details of the trading windows can be found on the BlueBay Compliance intranet site.

Trading window restrictions apply to existing holdings of RBC securities as well as new purchases. During closed trading windows, RBC shares may be transferred between like accounts (e.g. between registered accounts) at any time as long as the total number of securities owned (directly or beneficially) or controlled does not change. Any proposed transfer of holdings between accounts should be disclosed to Compliance prior to the proposed transfer.

Discretionary managed accounts for all employees, except for reporting insiders, are exempt from the trading windows.

•	Operation of the RBC trading windows

All trades in RBC securities must be executed within an open window period.

Settlement outside the open window is permitted provided execution occurred within the open window period.

In certain circumstances, it may be necessary for RBC to amend or to close the trading window for some or all employees. In such cases, BlueBay Compliance will inform employees to whom the closure applies as soon as notification is received from RBC.

August 2011

BlueBay Asset Management Ltd
Code of Ethics

Reporting of accounts and holdings

On joining BlueBay, Covered Persons are required to disclose details of all accounts with brokers and other parties through which any securities (including covered securities) are held for the direct or indirect benefit of the Covered Person, including managers of discretionary managed accounts, ISA, PEP and SIPP, in the Code of Ethics Reporting System. The details must be input to the system within 10 business days of commencement of your employment. Thereafter you are required to input details of accounts opened or closed.

You are required to report all Covered Persons security holdings in the Code of Ethics Reporting System within 10 days of commencement of your employment. The initial holdings disclosure must include details of all securities held on a date not more than 45 days prior to your commencement of employment.

On an annual basis you are required to confirm that the list of Covered Persons holdings as at 31 December as recorded in the Code of Ethics Reporting System is accurate and complete. You must notify Compliance of any differences between the recorded holdings and your actual holdings.

Report of transactions

At the end of each calendar quarter you are required to confirm that details of trades executed during the quarter have been input to the Code of Ethics Reporting System by “closing the quarter” in the system.

You are required to input details of any trades that had not been input to the system. Trades in securities that are input at the quarter end will have been executed in breach of the pre-clearance requirement, and will be reported to the BlueBay Board of Directors.

Covered Persons are required to arrange for their broker and other parties through which they trade to provide duplicate copies of contract notes, transaction statements and holding statements direct to Compliance. The template Letter to Security Trading Firm Requesting Duplicate Documents should be sent to their broker. Covered Persons need to provide copies of broker transaction and holding statements only if those statements include transactions or holdings in securities covered by the Personal Account Dealing Policy.

Holding period

Personal account dealing is permitted if it is primarily for long-term investment purposes rather than short-term trading. Excessive trading is not permitted and high levels of transactions and rapid turnover of securities may be regarded as constituting excessive trading. Covered Persons cannot sell a security within 30 days of purchase of that security or buy a security within 30 days of sale of that security. Short positions cannot be closed within 30 days of opening of the position.

Covered Persons may be permitted to sell within the 30-day period, such as in the event of exceptional personal circumstances. The decision on whether a Covered Person is permitted to sell in the event of an exceptional personal circumstance is made by the Compliance Officer in consultation with the Management Committee.

August 2011

BlueBay Asset Management Ltd
Code of Ethics

The 30 day holding period applies on a First In First Out (“FIFO”) basis, which means that if you have traded more than 30 days previously and then trade within the prior 30 days, you can only close out the position of the securities that were traded more than 30 days previously.

Blackout period

Compliance reviews trades for clients in the five business days before and the five business days after a trade execution by a Covered Person. Compliance may refuse a trade if there is a perceived conflict of interest arising from the client trades in the five business days prior to the request by a Covered Person.

If there is a perceived conflict of interest arising from the client trades in the five business days after the execution of the trade by a Covered Person, Compliance may request the Covered Person to buy back the security that was sold or sell the security that was bought, and to donate any profit arising on the trades to the BlueBay Ltd nominated charity.

Compliance use of information

In addition to pre-approval of trades, Compliance reviews details of trading on an ongoing basis to identify excessive trading and/or trades that may give rise to potential conflicts of interest between you and clients/investors.

All information provided to Compliance will be held on file and treated in strict confidence. Access to the information will be restricted to Compliance, Legal, the BlueBay Board of Directors and the BlueBay Management Committee, but may also be disclosed to regulators if required by law, and to consultants or other service providers, such as suppliers of systems to retain the personal account dealing records.

Compliance reporting to BlueBay Board of Directors

On a quarterly basis Compliance reports to BlueBay Board of Directors details of any breaches of the Personal Account Dealing Policy.

Compliance reporting pursuant to Rule 17j-1 of the Investment Company Act of 1940, as Amended

On a quarterly and annual basis Compliance provides required reports to the Board of Trustees of any registered investment company for which it serves as investment adviser or sub-adviser.

Employee/family seed funding

Employees and their Immediate Family Members may be permitted to invest in the fee-free share classes on the day of launch of new funds managed by BlueBay. The analysis of whether such fee-free investments will be made available is undertaken for each fund launch, based on a number of factors, including the amount of funding provided by third party investors.

Investment on a fee-free basis will only be permitted on the day of launch of the fund; thereafter all initial and additional subscriptions will be in fee-paying share classes. The fee-free investment will not be treated as a taxable benefit-in-kind on the grounds that the seed money is to facilitate the launch of the fund.

August 2011

BlueBay Asset Management Ltd
Code of Ethics

Immediate Family Members will include your:

•	spouse or civil partner or partner considered by national law as equivalent to a spouse;
•	children and/or step children;
•	parents and/or step parents; and
•	siblings and/or half siblings.

The investment by the Employee or Immediate Family Member is subject to the minimum subscription amounts described in the fund prospectuses which are available on the Product Development Department intranet site.

You will need to complete the subscription form and the Notification of Employee/Family Seed Funding Form which are available on the Product Development Department intranet site. The completed Notification of Employee/Family Seed Funding Form that has been signed by Compliance and the completed subscription form must be provided directly to the fund administrator (and not to the BlueBay Client Relations and Marketing Department).

When considering whether to invest in BlueBay funds, you/your Immediate Family Member should remember that share prices can fall as well as rise. If you are unsure about dealing in shares, you/your Immediate Family Member may wish to contact an independent financial adviser as these types of investment may not be suitable for everyone. BlueBay cannot provide you/your Immediate Family Member with financial advice.

August 2011